Exhibit 99.1

FOR IMMEDIATE RELEASE
November 12, 2009
COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Third Quarter Results

CARLSBAD, Calif., November 12/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the third quarter ended September 30, 2009.

The Company ended the third quarter of 2009 with 4,051 Buzztime subscribing sites which compares to 3,746 sites at the end of 2008 representing a year to date net increase of 305 sites.

“Our 4,051 locations represent a tremendous reach into the 21 to 49 year old demographic in the U.S.  Our confidence in serving these locations and their customers with high quality entertainment is growing, along with our ability to operate at lower expense levels and higher levels of productivity,” said NTN Buzztime CEO Terry Bateman.

Results for the Quarter Ended September 30, 2009

Revenues for the third quarter of 2009 were $6.7 million, compared to revenues of $6.8 million for the same period of 2008.  The slight decline in revenue was largely due to a slight decrease in average revenue generated per site related to a strategic reduction in pricing, which was partially offset by a higher site count and an increase in advertising revenue.

The Company ended the third quarter of 2009 with 4,051 subscribing venues, compared to 3,745 at September 30, 2008, an increase of 8.2%.  During the third quarter of 2009, installations were up approximately 29% while terminations were down 33% compared with the third quarter of 2008.  Customer churn improved to 4.9% for the quarter from 7.7% in the prior year period.

Total site counts	Q3	Q3	Increase
and churn percentages	2009	2008	(Decrease)
Site Count – Beginning of Quarter	3,871	3,746	125
Q3 Installations	374	289	85
Q3 Terminations	(194)	(290)	(96)
Site Count - End of Quarter	4,051	3,745	306
Churn Percentage	4.9%	7.7%	(2.8)

Gross margin as a percentage of revenue improved to 74% in the current quarter, compared to 71% in the third quarter of 2008.

Selling, general and administrative expenses declined by $0.3 million, or 5%, to $5.5 million from $5.8 million a year ago. Included in selling general and administrative expenses for the third quarter of 2009 was an impairment charge of approximately $222,000 relating to the write-down of capitalized software expenses.

Depreciation and amortization (excluding depreciation and amortization included in direct operating costs) increased $0.3 million to $0.4 million for the third quarter of 2009 compared to $0.1 million in the same quarter of 2008.  This increase is primarily due to the amortization of the intangible assets acquired from Instant Access Media in May 2009.

Loss from continuing operations for the third quarter of 2009 was $768,000, or one cent per share, compared to a loss from continuing operations of $1,032,000, or two cents per share, for the same period a year ago.

For the quarter ended September 30, 2009, results from continuing operations reflected solely the results from the Entertainment division, following the discontinuation of the Hospitality division.

Discontinued Operations

Discontinued operations generated no net income in the third quarter of 2009, compared to net income from discontinued operations of $175,000 in the same quarter of 2008.

Results for the Nine Months Ended September 30, 2009

Revenue from continuing operations was $19.2 million in the first nine months of 2009, compared to revenue of $21.0 million for the year-ago period. The decline in revenue was largely due to a decrease in average revenue generated per site related to a strategic reduction in pricing, which was partially offset by higher site count and an increase in advertising revenue.

For the nine months ended September 30, 2009 installations were up approximately 30% while terminations were down 26% compared to the same period in the prior year.  Customer churn improved to 16.2% for the nine months ended September 30, 2009 from 22.4% in the prior year period.

Total site counts	YTD	YTD	Increase
and churn percentages	2009	2008	(Decrease)
Site Count – Beginning of Year	3,746	3,877	(131)
YTD Installations	938	723	215
YTD Terminations	(633)	(855)	(222)
Site Count - End of Quarter	4,051	3,745	306
Churn Percentage	16.2%	22.4%	(6.2)

Gross margin as a percentage of revenue improved to 75% from 71% in the first nine months of 2008.

Selling, general and administrative expenses declined $4.9 million, or 24%, to $15.2 million in the first nine months of 2009 from $20.0 million in the corresponding period of the prior year.

Depreciation and amortization (excluding depreciation and amortization included in direct operating costs) increased $0.4 million to $0.8 million for the first nine months of 2009 compared to $0.4 million in the same period of 2008.  This increase is primarily due to the amortization of the intangible assets acquired from Instant Access Media in May 2009.

For the nine months ended September 30, 2009, results from continuing operations solely reflected the results from the Entertainment division, following the discontinuation of the Hospitality division.

Loss from continuing operations for the first nine months of 2009 was $1,305,000, or two cents per share, compared to a loss from continuing operations of $5,444,000 from the same period a year ago.

Discontinued Operations

Discontinued operations generated no net income in the first nine months of 2009, compared to net loss from discontinued operations of $332,000 in the same period of 2008.

Conference Call

Management will review these results in a conference call today, November 12, 2009, at 4:30 p.m. EDT.

To access the conference call, please dial (866) 360-7027 if calling from the United States or Canada, or (706) 643-3291 if calling internationally, and use passcode 40060420. Please dial in several minutes prior to start time for registration purposes.

A replay will be available until November 19, 2009, which can be accessed by dialing (800) 642-1687 if calling from the United States or Canada or (706) 645-9291 if calling internationally. Please use passcode 40060420 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About NTN Buzztime, Inc.

NTN Buzztime, Inc., a leader in interactive entertainment for 25 years, is based in Carlsbad, CA. Buzztime is distributed in-home and out-of-home across broadband platforms including online, cable TV, satellite TV and in approximately 4,100 restaurants, sports bars and pubs throughout North America. Buzztime entertainment is also available on electronic games and in books. For more information, please visit http://www.buzztime.com.

Buzztime is a proud member of the OVAB |Out-of-home Video Advertising Bureau. Buzztime, Playmaker and Buzztime iTV Network are registered trademarks of NTN Buzztime, Inc.

Forward-looking Statements
This release contains forward-looking statements which reflect management's current views of future events and operations including but not limited to estimates of financial performance and cash flows, building the business, new sites, access to particular demographics and expense and productivity levels. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include risks associated with recent management changes, the Company's ability to grow its out-of-home Buzztime iTV network and implement other business strategies such as the planned launch of mobile and wireless games, the risk of unfavorable economic and financing conditions, failure of product demand or market acceptance of both existing and new products and services generally and within particular demographics, the impact of competitive products and pricing and our ability to foresee and manage expenses and productivity. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$3,217	$3,362
Accounts receivable, net of allowances of $328 and $298, respectively	1,106	636
Investments available-for-sale	180	58
Prepaid expenses and other current assets	719	611
Total current assets	5,222	4,667
Broadcast equipment and fixed assets, net	3,748	3,428
Software development costs, net	1,001	860
Deferred costs	1,228	1,383
Goodwill	1,161	1,032
Intangible assets, net	1,601	185
Other assets	157	107
Deposits on broadcast equipment	41	—
Total assets	$14,159	$11,662

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$347	$219
Accrued expenses	1,489	1,169
Sales tax payable	772	958
Accrued salaries	241	383
Accrued vacation	399	381
Income tax payable	—	18
Obligations under capital lease	230	8
Deferred revenue	572	657
Total current liabilities	4,050	3,793
Sales tax payable, excluding current portion	181	—
Obligations under capital lease, excluding current portion	172	32
Deferred revenue, excluding current portion	99	91
Other long term liabilities	285	—
Total liabilities	4,787	3,916

Commitments and contingencies
Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000,000 shares authorized; 161,000 shares issued and outstanding at September 30, 2009 and December 31, 2008	1	1
Common stock, $.005 par value, 84,000,000 shares authorized; 60,348,000 and 55,727,000 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	300	277
Treasury stock, at cost, 503,000 shares at September 30, 2009 and December 31, 2008	(456)	(456)
Additional paid-in capital	115,686	113,267
Accumulated deficit	(106,664)	(105,351)
Accumulated other comprehensive income	505	8
Total shareholders’ equity	9,372	7,746
Total shareholders’ equity and liabilities	$14,159	$11,662

NTN BUZZTIME, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share data)

	Three months ended		Nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Revenues	$6,717	$6,772	$19,198	$20,971
Operating expenses:
Direct operating costs (includes depreciation and amortization of $570 and $619 for the three months ended September 30, 2009 and 2008, respectively, and depreciation and amortization of $1,573 and $2,004 for the nine months ended September 30, 2009 and 2008, respectively)	1,743	1,939	4,769	6,014
Selling, general and administrative	5,474	5,756	15,165	20,022
Depreciation and amortization (excluding depreciation and amortization included in direct operating costs)	416	133	756	400
Total operating expenses	7,633	7,828	20,690	26,436

Operating loss	(916)	(1,056)	(1,492)	(5,465)

Other income (expense):
Interest income	7	27	71	129
Interest expense	(23)	(4)	(35)	(4)
Other income	155	69	155	69
Total other income	139	92	191	194

Loss from continuing operations before income taxes	(777)	(964)	(1,301)	(5,271)
(Benefit from) provision for income taxes	(9)	68	4	173

Loss from continuing operations	(768)	(1,032)	(1,305)	(5,444)
Loss from discontinued operations, net of tax	—	175	—	(332)

Net loss	$(768)	$(857)	$(1,305)	$(5,776)

Net loss per common share
Loss from continuing operations, basic and diluted	$(0.01)	$(0.02)	$(0.02)	$(0.10)
Loss from discontinued operations, basic and diluted	$—	$0.00	$—	$(0.01)
Net loss	$(0.01)	$(0.02)	$(0.02)	$(0.11)

Weighted average shares outstanding
Basic and diluted	59,845	55,196	57,628	55,195

NTN BUZZTIME, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine months ended
	September 30, 2009	September 30, 2008
Cash flows from operating activities:
Net loss	$(1,305)	$(5,776)
Loss from discontinued operations, net of tax	—	332
Loss from continuing operations	$(1,305)	$(5,444)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	2,329	2,404
Provision for doubtful accounts	94	471
Stock-based compensation	133	260
Loss from disposition of equipment and capitalized software	266	378
Changes in operating assets and liabilities:
Accounts receivable	(556)	16
Prepaid expenses and other assets	(106)	154
Accounts payable and accrued expenses	235	672
Income taxes payable	(48)	25
Deferred costs	161	(198)
Deferred revenue	(82)	(162)
Net cash provided by (used in) operating activities from continuing operations	1,121	(1,424)
Discontinued operations	—	(807)
Net cash provided by (used in) operating activities	1,121	(2,231)

Cash flows from investing activities:
Purchases of broadcast equipment and fixed assets	(1,486)	(1,759)
Software development expenditures	(660)	(649)
Deposits on broadcast equipment	(41)	—
Proceeds from sale of equipment and other assets	—	13
Restricted cash	—	16
Net cash used in investing activities from continuing operations	(2,187)	(2,379)
Discontinued operations	—	7
Net cash used in investing activities	(2,187)	(2,372)

Cash flows from financing activities:
Principal payments on capital lease	(94)	(11)
Proceeds from the exercise of stock option and warrants	28	—
Proceeds from the sale of common stock	750	—
Purchase of treasury stock	—	(12)
Net cash provided by (used in) financing activities	684	(23)

Net decrease in cash and cash equivalents	(382)	(4,626)

Effect of exchange rate on cash	237	(390)
Cash and cash equivalents at beginning of period	3,362	10,273
Cash and cash equivalents at end of period	$3,217	$5,257

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